Exhibit 99.2

Important Notice Regarding the Availability of Materials

Vinco Ventures, Inc.

You are receiving this communication because you hold securities in Vinco Ventures, Inc. (“Vinco”). Vinco has released informational materials regarding the spin-off of Cryptyde, Inc. (“Cryptyde”) and its consolidated subsidiaries from Vinco that are now available for your review. This notice provides instructions on how to access Vinco materials for informational purposes only.

Vinco Ventures, Inc. 6 North Main Street Fairport, NY 14450	To effect the spin-off, Vinco will distribute on a pro rata basis to its stockholders one (1) share of Cryptyde common stock for every ten (10) shares of Vinco common stock as referenced in the Information Statement. Immediately following the distribution, which will be effective as of the date and time referenced in the Information Statement that Cryptyde has prepared in connection with the spin-off, Cryptyde will be an independent, publicly traded company. Cryptyde is not soliciting proxy or consent authority in connection with the spin-off.

The materials consist of the Information Statement, plus any supplements, that Cryptyde has prepared in connection with the spin-off. You may view the materials online at https://investors.vincoventures.com and easily request a paper or e-mail copy (see reverse side).

See the reverse side for instructions on how to access materials.

How to Access the Materials

Materials Available to VIEW or RECEIVE:

INFORMATION STATEMENT

How to View Online:

CONTROL NO.

Visit: https://investors.vincoventures.com/

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: https://investors.vincoventures.com

2) BY TELEPHONE: 866-900-0992

3) BY E-MAIL*: investors@vincoventures.com

* If requesting materials by e-mail, please send a blank e-mail with the 12-digit control number located in the shaded gray box above in the subject line. No other requests should be included within the e-mail.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS

MATERIALS FOR INFORMATIONAL PURPOSES ONLY